PepsiCo Increases Dividend and Announces $8.5 Billion Share Repurchase Program

Plano, Texas, May 3 – The PepsiCo Board of Directors declared a quarterly dividend of $0.30 per share on PepsiCo common stock. The amount reflects a 15% per share increase in the annual dividend, raising it to $1.20 from $1.04. This is the 34th consecutive increase in the annual dividend since 1972. The dividend is payable June 30, 2006 to shareholders of record on June 9, 2006.

The Board of Directors also approved a plan to repurchase up to $8.5 billion of common stock over three years. The newly authorized plan will commence upon completion of the Company’s existing $7 billion share repurchase program. The current program was authorized in 2004 and is expected to be completed by mid-2006. The Company anticipates repurchasing approximately $3 billion of common stock in 2006.

The Company has returned over $13 billion to shareholders since 2003 in the form of dividends and share repurchases, and cited today’s actions as supporting its objective to provide attractive cash returns to shareholders.

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $32 billion. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that each generate $1 billion or more in annual retail sales.

Cautionary Statements

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.